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                                                                    Exhibit 20.2

                                                              UBS Securities LLC

[UBS LOGO]

                               February 19, 1998

Board of Directors
National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114

Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to National City Corporation (the "Company") of the Exchange Ratio (as defined below) provided for pursuant to the Agreement and Plan of Merger dated as of November 30, 1997 (the "Transaction Agreement"), by and between the Company and First of America Bank Corporation ("Transaction Partner"). Pursuant to the terms of the Transaction Agreement, the Transaction Partner will be merged with and into the Company (the "Transaction") and each outstanding share of common stock, par value $10.00 per share, of Transaction Partner (the "Common Stock") will be converted into 1.2 shares of common stock, par value $4.00 per share of the Company (the "Exchange Ratio"). The terms and conditions of the Transaction are more fully set forth in the Transaction Agreement.

     UBS Securities LLC ("UBS"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and Transaction Partner for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of November 25, 1997 (the "Engagement Letter"). In the past, UBS has provided other investment banking and financial advisory services to the Company and Transaction Partner for which we have received compensation. UBS may provide investment banking and financial advisory services to the Company in the future.

     In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things: (i) the Transaction Agreement; (ii) certain publicly available information for the Company and Transaction Partner, including each of the annual reports of the Company and Transaction Partner filed on Form 10-K for each of the years ended December 31, 1994, 1995 and 1996, and each of the quarterly reports of the Company and Transaction Partner filed on Form 10-Q for each of the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;
(iii) certain internal financial analyses, financial forecasts, reports and other information concerning the Company and Transaction Partner prepared by the respective managements of the Company and Transaction Partner; (iv) certain third party analysts' estimates as to the future financial performance of the Company and Transaction Partner; (v) discussions we have had with certain members of the managements of each of the Company and Transaction Partner concerning the historical and current business operations, financial conditions and prospects of the Company and Transaction Partner and such other matters we deemed relevant; (vi) the reported price and trading histories of the shares of the common stock of the Company and Transaction Partner as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant; (vii) the respective financial conditions of the Company and Transaction Partner as compared to the financial conditions of certain other companies we deemed relevant; (viii) certain financial terms of the Transaction as compared to the financial terms of selected other business combinations we deemed relevant; and (ix) such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

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     In conducting our review and arriving at our opinion, as contemplated under the terms of our Engagement Letter with the Company we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Transaction Partner, respectively, or publicly available, and we have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the forecasted cost savings and other synergies which we examined were reasonably prepared by management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management. You have informed us, and we have assumed, that the Transaction will be recorded as a pooling-of-interests under generally accepted accounting principles. We have assumed with your consent that the third party analysts' estimates as to the future financial performance of the Company and Transaction Partner provide a reasonable basis for our opinion. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Transaction Partner, nor have we been furnished with such materials. We have assumed, without independent verification, that the aggregate allowance for credit losses for the Company and the Transaction Partner are adequate to cover such losses. Our services to the Company in connection with the Transaction have been comprised solely of financial advisory services, as described in the Engagement Letter. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. We shall have no obligation to update the opinion set forth herein, unless requested by the Company in writing to do so, and we expressly disclaim any responsibility to do so in the absence of any such request.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. We hereby consent to the reference to the opinion of UBS Securities LLC in the Company's Registration Statement relating to the shares of common stock of the Company to be issued pursuant to the Transaction Agreement and to the inclusion of the foregoing opinion in the Proxy Statement relating to the Special Meeting of Stockholders of the Company. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. This letter does not constitute a recommendation to or any advice to the Board of Directors to approve the Transaction or to any stockholder or to take any other action in connection with the Transaction or otherwise. Furthermore, we express no view as to the price or trading range for shares of the common stock of the Company following the consummation of the Transaction.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          UBS SECURITIES LLC

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